Exhibit 10.2

September 12, 2011

Mitchell J. Krebs

Dear Mr. Krebs:

This letter is entered into in connection with that certain employment agreement dated as of September 12, 2011 (the “Employment Agreement”) between you and Coeur d’Alene Mines Corporation (the “Company”). The Company understands and you agree that in connection with the Employment Agreement and your employment with the Company as President and Chief Executive Officer, you will conclude the process of relocating your spouse and personal effects from Chicago to Coeur d’Alene and, provided you are able to obtain a sales price of not less than $596,750, you will promptly sell your current residence in Coeur d’Alene. In connection therewith, the Company hereby agrees to provide you with the following:

1.	You will be entitled to receive the standard relocation benefits available under the Company’s Relocation Policy for salaried, exempt employees located in the United States.

2.	In addition to the relocation benefits described in paragraph 1, you will be entitled to receive a further reimbursement of up to $50,000 for reasonable moving expenses actually incurred in connection with your relocation.

3.	You will be entitled to receive, within ten business days following the date hereof, a lump sum cash relocation bonus in the amount of $537,262, less applicable withholding taxes. You and the Company hereby agree that in the event your employment with the Company terminates for any reason prior to June 30, 2013, or in the event that your employment terminates on June 30, 2013 as a result of the Company’s election not to renew the Term (as defined in the Employment Agreement), you will be required to repay to the Company all or a portion of the bonus provided for in this paragraph 3 (such repayment amount referred to as the “Clawback Amount” and determined in accordance with paragraph 4).

4.

The Clawback Amount shall initially be equal to $537,262, however, the Clawback Amount may be reduced prior to June 30, 2013 as follows: (a) the Clawback Amount shall be reduced by 25% as of January 31, 2012 so long as (i) you remain continuously employed by the Company through that date and (ii) the Company’s Board of Directors determines that you earned a bonus for calendar year 2011 under the Company’s Annual Incentive Plan equal to or greater than your Target Annual Bonus (as defined in the Employment Agreement) and (b) the Clawback Amount shall be reduced by an additional 50% (of the initial Clawback Amount) as of January 31, 2013 so long as (i) you remain continuously employed by the Company through that date and (ii) the Company’s Board of Directors determines that you earned a bonus for calendar year 2012 under the Company’s Annual Incentive Plan equal to or greater than your Target Annual Bonus. For the avoidance of doubt, you will in no event be required to repay any portion of the Clawback Amount if you remain employed by the Company through June 30, 2013 and the Company does not elect not to renew the Term as of that date. If, at any time, you become obligated to repay all or a portion of the Clawback Amount as a result of any termination of your employment, you will make such repayment to the Company no later than ninety (90) days following the date of such termination of employment.

Very truly yours,

Coeur d’Alene Mines Corporation

By  /s/ Robert E. Mellor

Acknowledged and Agreed:

  /s/ Mitchell J. Krebs

Mitchell J. Krebs